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                                                                    EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT


To the Board of Directors of
W Holding Company, Inc.
Mayaguez, Puerto Rico


We consent to the incorporation by reference in Registration Statements No. 333-60126 and No. 333-103905 of W Holding Company, Inc. on Forms S-8 and S-3, respectively, of our report dated March 5, 2004 (which report expresses an unqualified opinion and included an explanatory paragraph relating to the change in the method of accounting for derivative instruments effective January 1, 2001), appearing in this Annual Report on Form 10-K of W Holding Company, Inc. for the year ended December 31, 2003.


/s/ DELOITTE & TOUCHE LLP

San Juan, Puerto Rico
March 12, 2004

Stamp No. 1939047
affixed to original.